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                                                                   EXHIBIT 22.0

SUBSIDIARIES OF REGISTRANT

1.       ImmunoPharmaceutics, Inc.
              100% Owned Subsidiary
              Incorporated in the State of California

2.       TBC-ET, Inc.
              100% Owned Subsidary
              Incorporated in the State of Delaware

3.       Revotar Biopharmaceuticals, AG
              55.2% Owned Subsidiary
              Incorporated in Germany